Store 14
6135-6161 Atlantic Boulevard, Maywood, California 90270

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease ("this Amendment"), dated for reference purposes only as of January 1, 2005, is made by and between 6135-6161 ATLANTIC BOULEVARD PARTNERSHIP, a California general partnership, as LANDLORD, and 99¢ ONLY STORES, a California corporation, as TENANT, with respect to the following facts:

A.
Tenant previously leased the property commonly known as 6135-6161 Atlantic Boulevard, Maywood, California 90270 (the "premises") from Landlord's predecessor pursuant to a Standard Industrial Lease---Net dated November 11, 1985 (the "Lease");

B.	The Lease was previously amended by that certain letter agreement by and between Landlord and Tenant dated as of April 27, 1996 (the "First Amendment");
C.
The Landlord and Tenant desire to amend the Lease further, as expressly described herein, and subject to the condition of subsequent approval by the Board of Directors of Tenant, all as described below;

NOW THEREFOR, for and in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Landlord and Tenant, the parties hereby agree as follows:

1.
Term Extension. The term is agreed to be extended to January 31, 2010. Landlord hereby grants Tenant two successive options, each for a term of five (5) years, to extend the term of the Lease. Each such option shall be exercised, if at all, by written notice from the Tenant to Landlord delivered not less than six (6) months prior to the expiration of the then current term of the Lease. If Tenant fails to exercise the first option, then the term shall expire on January 31, 2010 and the second option shall have no force or effect.

2.
Rent. The monthly rent payable for the period of the term from January 1, 2005 through and including January 31, 2010 shall be the sum of Twelve Thousand Dollars ($12,000) per month. The monthly rent payable for each month during the first option term shall be the sum of Thirteen Thousand Two Hundred Dollars ($13,200) per month. The monthly rent payable for each month during the second option term shall be the sum of Fourteen Thousand Five Hundred Twenty Dollars ($15,520) per month. Each payment of monthly rent shall be due and payable on or before the first day of each successive month during the term of the Lease as the term may be extended pursuant to the provisions of this Amendment.

3.	Security Deposit. The parties acknowledge there is no security deposit presently held by the Landlord and that notwithstanding any contrary provision of the Lease no security deposit is required.
4.	Pro Rata Share. The parties acknowledge that Tenant’s pro rata share of certain common area costs and expenses (as described in the First Amendment) is calculated to be 30.10%

December 11,2005	1

Store 14
6135-6161 Atlantic Boulevard, Maywood, California 90270

5.
Miscellaneous. Except as expressly modified herein, the Lease as previously amended by the First Amendment remains unmodified and in full force and effect. Tenant acknowledges that it has occupied the property continuously since the Lease was executed and delivered and that Landlord makes no representations or warranties of any kind or nature regarding the Premises.

6.
Required Board Approval. Landlord and Tenant acknowledge that two of the members of the partnership constituting Landlord, Dave and Sherry Gold, are insiders of the Tenant and that by reason of the fact this Amendment is subject to the subsequent approval of the Board of Directors of Tenant. If for any reason whatsoever that approval is not made and communicated by Tenant to Landlord on or before March 1, 2006 then this Amendments shall have no force or effect whatsoever except with respect to rent and other obligations which accrued or arose prior to the earlier to occur of March 1, 2006 or the date when Tenant notifies Landlord that the Board of Directors of Tenant has elected not to approve this Amendment. If this Amendment is not approved on or before March 1, 2006, or if prior to said date the Board of Directors elects not to approve this Amendment and the Landlord is so notified, then this Lease shall be and become a month to month tenancy, upon the same terms and condition other than term as set forth in the Lease as amended hereby, but subject to termination by either Landlord or Tenant upon 30 days prior written notice of one party to the other.

In Witness Whereof, the parties hereto executed this Amendment as of the date first set forth above.

“Tenant”	“Landlord”
99 Cents Only Stores	6135-6161 Atlantic Boulevard Partnership
a California corporation	a California general partnership
By:	By:

/s/ Richard J. Frick	/s/ Dave Gold
Richard J. Frick	Dave Gold
Its Assistant Vice President	A general partner

December 11, 2005	2